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[NEWS RELEASE LOGO]                                  [TENNECO AUTOMOTIVE LOGO]


          For Immediate Release


          Contacts:   Jane Ostrander
                      Media Relations
                      847 482-5607
                      jane.ostrander@tenneco-automotive.com

                      Leslie Hunziker
                      Investor Relations
                      847 482-5042
                      leslie.hunziker@tenneco-automotive.com


         TENNECO AUTOMOTIVE PRICES $350,000,000 OF SENIOR SECURED NOTES

         Lake Forest, Illinois, June 11, 2003 - Tenneco Automotive Inc. (NYSE:
TEN) today said it had priced a private offering of $350,000,000 of 10.25 % Senior Secured Notes due July 15, 2013. The lenders under the Company's existing senior credit facility have agreed to allow the Company to use the net proceeds of the transaction to the Company, expected to be about $338 million, (i) first, to repay approximately $199 million outstanding under the term loan A portion of the facility, in direct order of maturity of the upcoming amortization payments,
(ii) second, to repay approximately $52 million outstanding under the term loan B and term loan C portion of the facility, pro rata in direct order of maturity of the upcoming amortization payments, and (iii) third, to repay outstanding borrowings under the revolving credit portion of the facility without reducing the commitments therefor. After giving effect to this use of proceeds, the Company expects the offering will increase its annual interest expense by approximately $19 million.

         The notes will be senior secured obligations of Tenneco Automotive and will mature July 15, 2013 with interest payable semi-annually beginning on January 15, 2004. The notes will be guaranteed by each of Tenneco Automotive's material domestic wholly-owned subsidiaries. The notes and guarantees will be secured by a second priority lien, subject to certain exceptions, on substantially all the assets of Tenneco Automotive and of the subsidiary guarantors, respectively, that secure obligations under Tenneco Automotive's senior credit facility.

         Tenneco Automotive is offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful. Closing of the offering is subject to market and other conditions.

          This news release contains forward-looking statements concerning Tenneco Automotive's offering. Tenneco Automotive's ability to complete the transaction will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.